Exhibit 10.41

SPECIAL VEHICLE MANUFACTURER CONVERTERS AGREEMENT FOR

BUS

THIS AGREEMENT is executed by and between General Motors LLC, a Delaware limited liability company, whose business office is located in Detroit, Michigan (“GM”), and Startrans Bus-Supreme Corporation, whose business office is located in 2592 East Kercher Road, Goshen, IN  46526  (“Manufacturer”), and is effective as of August 1, 2013.

Recitals

GM is engaged in the business of manufacturing and marketing complete and incomplete motor vehicles, including trucks, truck chassis and cars (“Vehicles”); and

Manufacturer is engaged in the business of manufacturing and marketing special bodies and equipment installed on or in Vehicles (Vehicles modified, completed or altered by Manufacturer are defined as “End Products”) and ultimately sold through a non-traditional sales channels outside the GM dealer network (“Distributors”); and

Authorized GM dealers (“Dealers”) may acquire End Products from Manufacturer; and

GM and Manufacturer desire that GM sell Vehicles to Manufacturer on a restricted basis to be sold by Manufacturer to Dealers and then resold to Manufacturer for making into End Products so as to facilitate the business operations of GM, its Dealers, the Manufacturer and Distributors, including the accommodation of the parties’ production schedules to the extent feasible; and

Implementation of this Agreement will require, among other things, the establishment and maintenance of an arrangement between Manufacturer and a financial institution to finance the purchase of, and facilitate the payment for, the Vehicles from GM.

In reliance on and in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

Article 1: Term of Agreement

This Agreement will expire on July 31, 2018, unless earlier terminated consistent with Article 15.2 below.

Article 2:  Agreement to Sell and Purchase Vehicles

2.1                               GM agrees to sell to Manufacturer, and Manufacturer agrees to purchase from GM, Vehicles subject to the terms and conditions of this Agreement.  By posting on http://www.gmfleet.com, GM has provided Manufacturer with a copy of its current Special Vehicle Manufacturer Policy and Procedures Manual (the “Manual”), setting forth the policies and procedures Manufacturer is required to follow in processing Vehicles under this Agreement, including policies and procedures governing certain activities which include but are not limited to Vehicle ordering, repair of Vehicle damage during transportation and defective parts.  GM reserves the right to change the Manual at any time.

2.2                               The Manual is incorporated by reference into this Agreement, and all of the provisions contained in the Manual now and in the future will be deemed to be part of this Agreement.  Manufacturer will follow the policies and procedures set forth in the Manual in the performance of its obligations under this Agreement. In case of a conflict between provisions of the Manual and the terms and conditions of this Agreement, the terms and conditions of this Agreement will control.

Article 3:  Vehicle Orders; Prices; Financing

3.1                               Manufacturer will submit orders to GM for Vehicles electronically or in such other manner as may be specified by GM.  There are numerous factors which affect the availability of Vehicles.  GM reserves to itself absolute discretion in accepting orders and distributing Vehicles to Manufacturer, and its judgment in such matters is final.  Manufacturer’s orders for Vehicles are not binding on GM until accepted by GM and may be canceled by Manufacturer until that time.  An order is accepted by GM when the Vehicle is released to production.  Manufacturer will be responsible for ordering Vehicles with emissions systems that comply with the emissions laws in the states in which the End Products will be sold.

3.2                               Prices and other terms of sale applicable to Vehicles are those set forth at GMPricing.com.  Such prices and terms may be changed by GM at any time, without prior notice to Manufacturer.  Except as otherwise provided by GM in writing, such changes will apply to Vehicles not yet invoiced at the time the changes are effective.  Vehicles ordered under this Agreement are not eligible for any price protection allowance that otherwise may have been available on orders submitted directly by a Dealer to GM.

3.3                               Manufacturer will establish and maintain a financing arrangement between Manufacturer and a financial institution for the purpose of financing the purchase of Vehicles from GM and facilitating the payment for these Vehicles to GM.  The financial institution must be satisfactory to GM, in GM’s sole discretion.  Manufacturer must provide to GM a copy of the agreement between Manufacturer and its financial institution.  Manufacturer will notify GM in advance of any proposed changes in its financing arrangements, and proposed changes are subject to review and acceptance by GM.  Manufacturer and its financial institution will furnish GM with a statement as to the maximum number of Vehicles that will be financed by the financial institution at any particular time.  This maximum number of Vehicles is referred to in this Agreement and the Manual as the “Credit Limit.”  Failure of Manufacturer to obtain or retain a Vehicle inventory financing arrangement consistent with this Section 3.3 will result in termination of this Agreement, pursuant to the terms of Article 15.

3.4                               Except for the purposes of financing Manufacturer’s acquisition of Vehicles, Manufacturer will not grant, nor cause or permit to arise, any security, lien, or other interest in any part of an End Product (other than a special body or equipment installed on the Vehicle by Manufacturer) without GM’s prior written approval.  Manufacturer will promptly reimburse GM for any money paid by GM to discharge any such adverse lien or interest, if GM elects or is required to make such a payment.  GM has no obligation to Manufacturer to make any such payment.

3.5                               GM has the right, with or without advance notice, to examine Vehicles and End Products and Manufacturer’s records relating to Vehicles and End Products at any time during regular business hours.

Article 4:  Handling of Vehicles

4.1                               Upon receipt of Vehicles, Manufacturer will inspect each Vehicle for damage or shortage of parts and will accept custody of, and execute an appropriate receipt for, each Vehicle.  Manufacturer agrees to resolve any damage or warranty claims in accordance with the Manual.

4.2                               Manufacturer will keep and maintain each Vehicle delivered to it in safe storage (including, as appropriate, in a defined area enclosed by an adequate fence and protected by security personnel to the extent appropriate in that vicinity).  Manufacturer will store Vehicles only at those locations identified by an address on Exhibit A.

Manufacturer’s obligation is to ensure that Vehicles do not deteriorate from a like new condition in appearance or quality during the period of Manufacturer’s control and GM retains the right to inspect Manufacturer’s storage areas upon reasonable notice.

4.3                               Manufacturer will correct all damage or parts shortages noted upon receipt.  All repairs to any Vehicle must be performed by an authorized GM dealer.

Article 5:  Delivery; Title and Risk of Loss; Insurance

5.1                               GM will select the assembly and shipping locations and the modes of transportation for delivery of Vehicles to Manufacturer.  Risk of loss will pass to Manufacturer upon delivery by GM to a carrier (F.O.B. GM’s assembly plant), and actual and legal title will similarly pass to Manufacturer but with certain restrictions for mutual benefit as further provided in this Agreement.  GM will purchase on behalf of the Manufacturer, commercially reasonable insurance coverage for risk of loss or damage to any Vehicle in transit between GM and the Manufacturer that is not otherwise borne by the carrier while such Vehicles are in-transit and not yet received by the Manufacturer.  Delivery will be to Manufacturer’s business premises identified on Exhibit A, unless GM decides another location is appropriate.  Any claims for loss or damage to a Vehicle while in the possession of a carrier must be noted on the delivery receipt and submitted to the Dealer with whom Manufacturer is dealing.

5.2                               Manufacturer’s purchase and possession of Vehicles under this Agreement is a restrictive purchase and possession for mutual benefit, and Manufacturer acknowledges that this Agreement is intended to result in the sale of a Vehicle to Dealer for resale to Manufacturer prior to any modification or alterations of a Vehicle.  Following an agreement by Manufacturer with a Dealer for the Dealer’s purchase of a Vehicle, Manufacturer will notify GM in a manner specified by GM.  Upon such notice, GM will credit Manufacturer for the original cost of the Vehicle and charge the Dealer for that Vehicle, in compliance with GM’s normal billing procedures.  Within two days after invoicing the Dealer, GM will initiate delivery to Dealer of the Manufacturer’s Statement or Certificate of Origin (“MSO”) for each Vehicle.  Manufacturer agrees not to perform any modifications or alterations to the Vehicle until issuance of the MSO.  Manufacturer agrees that after ownership of each Vehicle has been transferred to Dealer, Manufacturer’s continued possession of the Vehicle is a bailment for purposes of upfitting and storage only.

5.2.1                     GM may elect to allow Manufacturer to pre-build a limited number of End Products (“Pre-Built End Products”) on Vehicles prior to re-invoicing those Vehicles to a Dealer.  The number of Pre-Built End Products is to be determined in GM’s sole discretion, for the express purpose of satisfying customers’ immediate needs for End Products.  Once GM has approved a Pre-Built product volume, Manufacturer must receive and keep on file its financial institution’s approval of Vehicles identified as Pre-Build End Products.  GM will retain possession of the MSO of any Pre-Built End Product which GM will transfer to Dealer when Manufacturer releases (reinvoices) the chassis to the purchasing Dealer.  Manufacturer will bear all risk associated with the Pre-Built End Products and expressly agrees that GM will have no obligation to repurchase these Vehicles under any circumstance, including, but not limited to, termination of this Agreement as initiated by either party.

5.3                              Manufacturer will, absent written agreement to the contrary, be responsible for delivery of End Products to its Distributors with certification and labeling in accordance with Section 8.1 of this Agreement.  GM is not responsible for the cost of any work performed by Manufacturer on any Vehicle.

5.4                               Manufacturer agrees to indemnify and hold GM harmless from and against any and all claims, causes of action, loss, damage, or expense, including reasonable attorney fees and expenses incurred from any litigation, arising from or relating to any claim for injury or property damage made in connection with the manufacturing, use or marketing of End Products or with the use, operation or storage of any Vehicle while Manufacturer has title, custody, possession, or risk of loss under this Agreement.

5.5                               Manufacturer will obtain and maintain, at its sole expense and pursuant to the terms of this Agreement, the following types of insurance coverage, with minimum limits as set forth below:

A.                                    Comprehensive General Liability coverage, including products, completed operations and contractual liability, at a limit acceptable to GM but not less than $10,000,000 per occurrence for personal injury and property damage combined.

B.                                    Comprehensive Automobile Liability covering all owned, hired, and non-owned vehicles at a limit of not less than $5,000,000 per occurrence for personal injury and property damage combined, including all statutory coverages for all states of operation.

C.                                    Workers Compensation in compliance with the statutory limits for all states of operation.

D.                                    Employers Liability in limits of not less than $1,000,000 for all states of operation.

E.                                     Garage Keepers Legal Liability on a Direct Primary coverage basis including comprehensive and collision coverage at a limit equal to at least the highest value of Vehicles in the Manufacturer’s care, custody and control at any one time.  Coverage must apply to all Vehicles while in the care, custody or control of Manufacturer and cover any cause of physical damage on a primary basis without regard to negligence.  (This coverage should be maintained separate and distinct from coverage available under the Manufacturer’s finance plan.)

F.                                      Manufacturer will annually provide GM with a certificate of insurance and insurance policy evidencing GM as an additional insured for all the types of coverage described above, except Workers Compensation and Employers Liability, for all activities connected with this Agreement, and stating that the insurance listed above is primary to any coverage that may be available to GM.  Manufacturer will provide at least thirty days prior written notice to GM of cancellation, modification, expiration or material change to any policy and, at that time, will provide GM with a certificate of insurance and insurance policy for the modified, renewed or replacement policy.  Such certificate(s) will be in a form acceptable to, and underwritten by, insurance company (ies) satisfactory to GM.  Neither the purchase of appropriate insurance coverage by Manufacturer nor the furnishing of certificate(s) of insurance to GM will release Manufacturer from its respective obligations or liabilities under this Agreement.  All coverage must be maintained throughout the duration of this Agreement with the exception of Comprehensive General Liability coverage referenced in Section 5.5.A above, which will be maintained for a period of ten years after termination of this Agreement.

Article 6:  End Product Demonstrators; Show and Event End Products

6.1                               In some cases, Manufacturer may seek to loan an End Product to Dealer(s) for demonstration purposes and/or to GM for static display at a show or event, without reaching an agreement with Dealer or GM for the purchase or sale of the End Product and without the Manufacturer reporting the End Product or Vehicle to GM as “Sold.”  GM, in its sole discretion, may approve Manufacturer’s use of a limited number of such End Products for demonstrator services (“Demo End Product” or “Demo”) to support the Manufacturer’s marketing of End Products to Dealers and at shows and events.  GM, in its sole discretion, will specify the number of Demos that Manufacturer may have in use at any one time. Manufacturer must enter the Demo End Product into the GM Demo program service, in accordance with GM’s then standard requirements, which may change from time to time, for a specified minimum days service (the “Demo Period”).  Additionally, if a Demo is loaned to GM for static display at a show or event, any such loan must be in accordance with GM’s then standard requirements for show and event Demos loaned to GM, which may change from time to time.  Manufacturer must execute a  Loan of  Upfit Vehicle(s) by SVM Terms and Conditions and Vehicle Receipt.

6.2                               GM will retain the MSO of Vehicles incorporated into Demo End Products enrolled in the Demo program, pending its restricted sale to a Dealer at the end of the Demo Period.  Manufacturer will make every effort to “pre-sell” the Demo to a GM Dealer before the end of the Demo Period.

6.3                               Except as expressly provided in this Article 6, all the terms and conditions of this Agreement, including but not limited to title, risk of loss, labeling, certification,  indemnification and insurance, will apply to the Demo End Product.  Manufacturer will be responsible for all costs related to the Demo End Products, including tax, title, registration, fuel, maintenance, mileage, wear and tear, licensing fees, and insurance for the Demo End Product.

Article 7:  Upfitting; Standard of Workmanship

7.1                               Manufacturer will not alter any Vehicle, install any body or equipment on any Vehicle, or remove any Vehicle from its business premises where originally delivered, prior to:

a.                                      Approval by GM of Manufacturer’s financial institution for Demos, Show and Event End Products and Pre-built inventory; or

b.                                      For all other Vehicles, sale of such Vehicle(s) by Manufacturer to a Dealer as provided in this Agreement, with notice provided to GM.

7.2                               To the extent possible, Manufacturer will process Vehicles delivered under the terms of this Agreement on a first-in, first-out basis.

7.3                               Manufacturer will use its best skills and judgment and will perform all work on its premises (unless an alternate location to perform the work has been approved by GM in writing) in accordance with the highest professional standards of workmanship, Manufacturer will exercise due care to ensure that all work it performs is free from defects in design, materials, and workmanship.  Manufacturer will employ or retain persons with appropriate technical competence for the work being performed.  GM may provide technical information about Vehicles to assist Manufacturer, but Manufacturer will control and bear full responsibility for the design and manufacture of the End Product.  Installations or alterations to the original equipment vehicle/chassis as distributed by GM are not covered by General Motors New Vehicle Limited Warranties.  The Manufacturer is solely responsible for warranties on the body or equipment and any alterations (or any effect of the alterations) to all the parts, components, systems or assemblies installed by GM on the original equipment vehicle/chassis.  Further, GM is not responsible for the safety or quality of design features, materials, or workmanship of any alterations made by or on behalf of the Manufacturer.

7.4                               Manufacturer acknowledges that the reputation of GM and its products may be affected by the quality, reliability, and durability of Manufacturer’s products and its conduct in the marketplace.  GM may provide Manufacturer with process guidelines and other information for improving End Product quality, reliability and durability, and provide to Manufacturer an assessment of its processes.  Manufacturer is responsible for selecting and implementing processes which meet customer expectations for quality, reliability, and durability.

Article 8: Compliance with Applicable Laws

8.1                               Manufacturer will comply with all federal, state, and local laws, regulations, and standards in performance of its work.  Manufacturer acknowledges its legal responsibility insofar as it is the manufacturer of an End Product and agrees to certify, label and warrant its contribution to the End Product in compliance with applicable laws, including but not limited to warranty laws and Federal Motor Vehicle Safety Standards.  Further, Manufacturer agrees to cooperate with GM in achieving compliance with applicable laws and regulations.  Manufacturer will comply with and maintain a copy of the “Document for Incomplete Vehicles” supplied by GM with certain Vehicles, maintain a record of the name and address of the first retail purchaser of each End Product and make such information available to GM at the times and in the manner specified by GM.  Manufacturer will be responsible for ensuring that End Products are sold to first retail purchasers in compliance with federal and state emissions laws and federal fuel economy laws.  Manufacturer will refer GM’s annual letter to Dealers and upfitters for guidance concerning compliance with emissions laws.

8.2                               Manufacturer will promptly notify GM of any real or potential defect in the End Products and is responsible for reporting under the federal Transportation Recall Enhancement Accountability And Documentation (T.R.E.A.D.) Act.  If Manufacturer believes that there is an emission-related defect or failure in the End Products, Manufacturer will promptly notify GM and GM and the Manufacturer will exchange information and will consult with each other with respect to the need and advisability of either or both filing an emission report to the appropriate government agencies.

8.3                               Manufacturer agrees to indemnify, and to defend against and hold GM harmless from any claims, suits, loss, damage or expense, including settlements, judgments, expert fees, and attorney fees, resulting from or related to any actual, potential, or threatened claim, action, complaint, or proceeding against GM for, without limitation, any unauthorized use of any trademark, patent, process, idea, method, or device by Manufacturer in connection with modifications or additions made by or for Manufacturer (including those modifications or additions made by Manufacturer with assistance provided by GM under Section 7.3 above).

8.4                              Even if not required by law, Manufacturer will affix a properly located Information Label, consistent with Federal Motor Vehicle Safety Standards, to each End Product for either an altered or completed vehicle, according to the specifications established by the National Highway Traffic Safety Administration.  Manufacturer will also comply with the requirements of the Automobile Information Disclosure (Monroney) Act and the Energy Policy and Conservation Act, as applicable.  If Manufacturer’s work affects the information contained on the window label placed on the Vehicle by GM, Manufacturer will apply its own additional label with appropriate disclosure or updated information.  Nothing in this Section will relieve Manufacturer of its obligation to comply with all applicable laws as specified in Section 8.1. of this Article.

Article 9:  New Vehicle Preparation; Vehicle Warranty and Campaign Corrections by Manufacturer

9.1                               Manufacturer agrees to offer and maintain a viable competitive warranty for Dealers and consumers, for warranty work to be performed, that is equal in duration and in every other aspect, to the warranty provided by GM for the applicable chassis model year new Vehicle and powertrain warranties.  Manufacturer must maintain, through Dealers and others at Manufacturer’s discretion, a system of convenient warranty corrections for consumers and make available to Dealers service replacement parts for warranty and non-warranty service for a reasonable period of time after End Products are sold to consumers.  Should chassis service/repairs be required due to the Manufacturer’s alterations, such repairs/service must be covered under the Manufacturer’s warranty for a term equal in duration, and in every other aspect, to the warranty provided by GM for the applicable chassis model year new Vehicle warranties.

9.2                               Needed Vehicle warranty repairs and special policy repairs and adjustments, and campaign corrections required by GM, in GM’s sole discretion, must be performed by an authorized GM dealer.  Such services may be performed on Vehicles prior to upfitting so long as the upfitting will not impact either directly or indirectly the Vehicle components or systems affected by the services.  Otherwise, such services will be performed after upfitting but before the End Products leave Manufacturer’s or Manufacturer’s Distributor’s possession.  Manufacturer will make End Products available to a GM dealer in such fashion as to facilitate the performance of services.

9.3                               The written warranty provided with each Vehicle (the “New Vehicle Warranty”) contains the only GM warranty applicable to such Vehicle or related End Product, and GM neither assumes nor authorizes anyone to assume for GM any other obligation or liability in connection with such Vehicle or related End Product.  In particular, GM does not assume, and hereby disclaims, any warranty or other liability or obligation, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY PRODUCT LIABILITIES BASED UPON NEGLIGENCE OR STRICT LIABILITY, to Manufacturer, except if Manufacturer becomes an owner of a Vehicle, and then only to the extent of the New Vehicle Warranty.  Manufacturer will ensure that the New Vehicle Warranty and other product information intended for the consumer are placed in the End Product and remain with it when it leaves the custody of the Manufacturer and the Manufacturer’s Distributors.  Manufacturer will also ensure that Manufacturer’s written warranty and other product information intended for the consumer are placed in the End Product and remain with it when it leaves the custody of the Manufacturer and the Manufacturer’s Distributors.

9.4                               Without limiting the foregoing, GM makes no warranty that any Vehicle is or will continue to be suitable to become an End Product.  Manufacturer acknowledges that GM may alter the design of any of its product lines at any time, in GM’s sole discretion, which alteration may impact Manufacturer’s ability to use Vehicles to produce the End Products.

Article 10:  Recall Campaigns; Product Liability

10.1                        In the event of a recall campaign by GM, necessitated by a defect or nonconformity in a Vehicle or End Product for which Manufacturer is responsible, in whole or in part, Manufacturer will reimburse GM the direct costs, expenses and any penalties which may be incurred in connection with such recall campaign, with the understanding that the portion of such direct costs, expenses and penalties to be borne by Manufacturer will be proportional to the degree to which the defect or non-conformity of Manufacturer’s work caused the recall.  Prior to GM or Manufacturer performing any recall campaign for which GM or Manufacturer expects reimbursement, GM and Manufacturer will exchange information and will consult with each other with respect to the need and advisability of such a recall; provided, however, that the final decision as to whether or not to have such a recall will, in every instance, rest with GM in its sole discretion.

10.2                        With respect to any actual, potential, or threatened claim, action, or proceeding initiated by a third party (the “Claim”), regardless of whether such Claim is based on strict liability, negligence, warranty, or other theory (“Product Liability”), relating to any aspect of Manufacturer’s work, each of the parties to this Agreement will (a) communicate and cooperate with the other and, if necessary, the appropriate insurance carrier, to the fullest extent reasonably possible in investigation of the facts and circumstances surrounding the Claim and in any litigation involving the Claim; (b) refrain from knowingly taking any position adverse to the interests of the other party to this Agreement; and (c) not, except in enforcement of the rights under this Agreement, institute any claim, action, or proceeding, whether by cross-complaint, third party complaint, interpleader, or otherwise, against the other party to this Agreement.

10.3                        With respect to any Product Liability or related liability, costs, and expense under this Article, the following are applicable:

a.                                      Any settlement or payment to satisfy an adverse judgment in any Claim will be apportioned to GM and Manufacturer based upon such judgment or, if there is no judgment or it is not definitive as to causation, each party’s liability (as determined by Article 12 ); and

b.                                      GM and Manufacturer will bear their respective costs and expenses incurred in connection with their cooperation in investigation and litigation, including those costs incurred for the production of documents and answering of other discovery.

10.4                        In the event a Product Liability Claim is brought against GM or Manufacturer relating to the other’s work, each party will promptly forward to the other party every summons and complaint and every other court document received by it; and if the other party is named a party in the action, in no event will either party take any action toward settlement without prior notification to the other party of such proposed action followed by a reasonable period of time to allow the other party to respond to such notification.

Article 11:  GM Trademark Usage

11.1                        During the term of this Agreement, Manufacturer is granted a royalty-free, non-exclusive right and license to display the GM Fleet & Commercial authorized logo as depicted in Exhibit “B” (the “Mark”).  This Mark may be used only in communications with Dealers, provided that the following disclosure language appears prominently and in close proximity to the Mark: “GM Special Vehicle Manufacturer means Manufacturer orders and receives vehicles directly from GM, agrees to maintain $10,000,000 product liability coverage, and agrees to comply with applicable government safety regulations.  Manufacturer and not GM is responsible for FMVSS certification of the Modified or Upfitted Vehicle.” The Mark may not be used on or in any End Product, on any End Product labeling, or on any communications with, or materials intended for, the end user.  Manufacturer will not have any other right to use any GM Marks.   Notwithstanding the foregoing, Manufacturer is not required to remove any Marks that are pre-installed on any Vehicle received by it from GM.

11.2                        The Mark may be used only to convey to Dealers and end users that the Manufacturer (1) can order Vehicles directly from GM, (2) can be shipped Vehicles directly from GM, (3) has a direct transmittal and billing relationship with GM, and (4) meets GM insurance requirements applicable to special vehicle Manufacturers.  The Mark cannot under any circumstances be used to state or imply that GM endorses, approves or authorizes in any way the End Products of Manufacturer.  For example, Manufacturer will not use phrases such as “GM Authorized”,”GM Approved”, or any similar terms or phrases where the use of GM’s trademark, or similar statements, may cause confusion to end users or dealers about the nature of GM’s limited relationship with Manufacturer.

11.3                        Other than as set forth in Sections 11.1 and 11.2, Manufacturer is not authorized or licensed to use any GM source identifiers in association with the promotion or offering of their services to Manufacturer’s distributors or end users.  GM source identifiers include trademarks, trade dress, website URLs, rights of publicity, and other intellectual property owned by GM that evoke GM, and GM’s related products and services.

11.4                        Manufacturer acknowledges that the Proprietary Marks (defined as the various trademarks, service marks, names and designs used in connection with General Motors products and services) are the sole and exclusive property of GM.  Manufacturer and/or its customers will not, at any time, do or suffer to be done any act or thing which will in any way impair the rights of GM with regard to the Proprietary Marks.  In particular, Manufacturer will not use, cause, or permit to be used, any of the Proprietary Marks on any goods or in conjunction with any services, except as provided to it by GM under this Agreement.  Moreover, Manufacturer will not use the Proprietary Marks to incur any obligations or indebtedness on behalf of GM.

11.5                        Manufacturer will not apply to register or maintain a registration for any Proprietary Marks either alone or as part of another mark, including internet domain name without GM’s prior written approval.  Manufacturer will not take any action that may adversely affect the validity of the Proprietary Marks or the goodwill associated with them.

11.6                        Manufacturer agrees to purchase and sell goods bearing Proprietary Marks only from parties authorized or licensed by GM.  The Proprietary Marks may not be used as part of the Manufacturer’s name without the express written permission of GM.

11.7                        Manufacturer agrees to change or discontinue the use of any Proprietary Marks upon GM’s request.  Manufacturer agrees that no company owned by or affiliated with Manufacturer or any of its owners may use any Proprietary Mark to identify a business without GM’s prior written permission.

11.8                        Manufacturer agrees to maintain reasonable and adequate records to allow GM to verify Manufacturer’s compliance with all obligations under this Agreement.

Article 12:  Indemnification; Dispute Resolution

12.1                        In addition to Manufacturer’s other obligations in this Agreement, if a suit or other proceeding is commenced relating to any aspect of Manufacturer’s work, including any portions of a Vehicle affected by Manufacturer’s work, Manufacturer agrees to hold GM harmless and indemnify GM completely from product liability losses.  Each party will retain the right to conduct its own defense to such suit or proceeding.

12.2                        In the event of a breach of any obligation contained in this Agreement, the breaching party will indemnify the nonbreaching party for any damage, cost, and expense, including reasonable attorney fees, suffered by the nonbreaching party due to the breach.

12.3                        If it cannot be determined whether, or the extent to which, a settlement of or judgment in a Claim or a recall campaign was based on an aspect of Manufacturer’s work or on another part in a Vehicle that plaintiff alleged was defective, then either party may submit the matter to binding arbitration in order to determine the relative percentage allocable to each party.  Such disputes will be finally settled under the Rules of the American Arbitration Association, provided that the arbitration will not occur until after the conclusion of the Claim.  There will be three (3) arbitrators, one appointed by GM and one appointed by Manufacturer, with the third arbitrator appointed by the other two.  Administrative costs of the arbitration will be shared equally but GM and Manufacturer will be responsible for their own costs and expenses including, but not limited to, attorneys’ fees and expert witness fees.

Article 13: Periodic Business Review

13.1                        Each calendar year, Manufacturer will submit the following to GM:

(a)                                 A current certificate of insurance as provided under Section 5.5.F above; and

(b)                                 An updated and completed SVM Business Information Update Form, which will be provided to Manufacturer by GM from time to time.

13.2                        Manufacturer agrees to meet with a GM representative periodically to complete a GM Special Vehicle Manufacturer Business Assessment form, which will be provided to Manufacturer by GM from time to time.

13.3                        If Manufacturer fails to provide (a) the information required in Section 13.1 or (b) the certificate of insurance and insurance policies as required under Section 5.5.F, GM may suspend any shipment of Vehicles to Manufacturer or terminate this Agreement, as provided below.

Article 14: Distribution of Vehicles in US; Export Controls

14.1                        Vehicles sold to Manufacturer under this Agreement are for distribution in the 50 United States, and the District of Columbia (“U.S.”),  Puerto Rico, or Guam.  It is a material breach of this Agreement for Manufacturer to sell, cause or arrange to be sold End Products or new Vehicles for resale or principal use outside the U.S., Puerto Rico, or Guam.  Manufacturer agrees that it will not sell any Vehicles or End Products in or into the U.S. which were not originally manufactured for sale and distribution in the United States.

14.2                        Manufacturer agrees that the products, software or technical data supplied by GM under this Agreement are subject to the export control laws and regulations of the U.S.  Manufacturer will comply with such laws and regulations and agrees not to export, re-export or transfer such products, software or technical data contrary to U.S. export laws and regulations.  Furthermore, Manufacturer agrees that it will not export, re-export or otherwise transfer the products, software or technical data supplied under this Agreement to: (a) any country subject to U.S. sanctions; (b) any party for a prohibited military end-use or to a prohibited military end-user; (c) any party that is engaged in missile, nuclear, biological or chemical weapons end-uses; or (d) any party on any of the U.S. Government’s various lists of restricted parties.

14.3                       Manufacturer’s obligations under this Article will survive the expiration or termination of this Agreement.

Article 15:  Termination

15.1                        This Agreement will expire at the end of the term specified above without further notice unless terminated earlier as specified below in this Article.

15.2                        This Agreement may be terminated prior to the end of the term by either party at any time with written notice to the other party.  Written notice of termination will be delivered personally or by certified mail, return receipt requested; termination will be effective at the end of the third business day after the day of receipt of such written notice or at such later time as may be set forth in such notice.

15.3                        If this Agreement is terminated by GM, Manufacturer may sell to a Dealer any or all Vehicles acquired by Manufacturer under this Agreement that have not yet been converted into End Products.  Manufacturer must notify GM of its intent to have Dealer purchase any such Vehicles no later than five (5) business days after termination of this Agreement.  The net purchase price for each such Vehicle will be the Dealer invoice price at which GM would have sold such Vehicle to Dealer on the date of GM’s invoice to Manufacturer inclusive of any discounts or allowances (including model close-out allowance, if applicable) that might have been available to such Dealer.  Unless otherwise agreed in writing, such purchase price will be paid to GM by certified check or bank check delivered not later than the third business day after GM notifies Manufacturer of the purchase price of any such Vehicles.  In the alternative, and at GM’s discretion, GM will retake possession of Vehicles in Manufacturer’s custody and credit Manufacturer for Manufacturer’s original purchase price from GM.  Manufacturer may complete any End Products that are currently in process at the time of termination.

15.4                        If this Agreement is terminated by Manufacturer, Manufacturer will, prior to the effective date of termination, have a Dealer purchase outright, all Vehicles in its custody that have not yet been converted into End Products, or, for demonstrator or show and event units, purchase outright those Vehicles in accordance with the terms of Section 5.2; provided, however, that GM, at its option, may retake possession of any or all Vehicles that are not in process of or have not been converted to End Products and (a) credit Manufacturer for Manufacturer’s original purchase price from GM, and (b) charge Manufacturer the lesser of the expense incurred by GM to redistribute such Vehicles or the destination charge applicable to similar units delivered to any authorized GM dealer or other Manufacturer at GM’s sole discretion, near Manufacturer’s business premises.  Manufacturer may complete any End Products that are currently in process at the time of termination.

15.5                        GM will have a reasonable period, and in any event not less than thirty days from the date of termination, in which to remove Vehicles from Manufacturer’s premises if GM decides to retake possession of any Vehicles, and Manufacturer’s obligation under this Agreement in connection with safekeeping Vehicles in its possession will continue during such period.

15.6                        If GM retakes possession of any Vehicles under this Article, the terms of this Agreement will not apply to any Vehicles upon which Manufacturer has installed bodies or other equipment, or that are not in a new and unused condition or have missing parts or components.

15.7                        If this Agreement is terminated, any and all funds in the Manufacturer’s Tiered Volume account, addressed in Article 16, will revert to GM.

Article 16:  Tiered Volume Incentive

16.1                        To incentivize Manufacturer to increase sales volumes of eligible GM Vehicles, GM may in its sole discretion provide a tiered volume incentive in an amount to be determined each model year (the “Tiered Volume Incentive”).

16.2                        This Tiered Volume Incentive will be accumulated by GM for eligible Vehicles released to Dealers from September 1 through August 31, until further notice.  The Tiered

Volume Incentive fund will be paid to the Manufacturer’s open account twice a year (typically early Spring and early Fall) unless GM notifies the Manufacturer otherwise.

16.3                        Until the Tiered Volume Incentive is actually paid to the Manufacturer, it remains the sole property of GM.  GM has the right to recoup, setoff or deduct from the Tiered Volume Incentive any amounts due or to become due (whether matured, contingent or liquidated) from Manufacturer to GM or its subsidiaries.  If this Agreement is terminated, any and all funds in the Tiered Volume Incentive account will not be paid to Manufacturer.

16.4                        GM reserves the right to cancel, amend or revoke the Tiered Volume Incentive at any time, at GM’s sole discretion, and upon thirty (30) days written notice.

Article 17:  General Terms

17.1                        This Agreement and related agreement(s) are valid only if signed by duly authorized representatives of Manufacturer and GM.

17.2                        No waiver or modification of any term of this Agreement or creation of additional terms will be valid or binding upon GM unless made in writing and executed on GM’s behalf by a Manager in General Motors’ Fleet & Commercial Operations.  The failure by either party to enforce any term of this Agreement at any future time will not be considered a waiver of any right or remedy available under this Agreement or by law.

17.3                        This Agreement does not make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party authority to assume or create any obligation on behalf of or in the name of the other.  No fiduciary obligations are created by this Agreement.

17.4                        This Agreement (i) contains the entire understanding of the parties relating to these subjects, (ii) supersedes all prior statements, representations and agreements, and (iii) cannot be amended except by written instruments signed by all parties.  Without limiting the foregoing, the parties agree that, if Manufacturer is currently a party to a Special Vehicle Manufacturer Converters Agreement with GM, such previous agreement is hereby terminated and of no further force or effect. The parties represent and agree that, in entering into this Agreement, they have not relied upon any oral or written agreements, representations, statements, or promises, express or implied, not specifically set forth in writing in this Agreement. The parties expressly waive application of any law, statute or judicial decision allowing oral modifications, amendments or additions to this Agreement.  Any and all modifications to the Agreement require a writing signed by the parties.

17.5                        This Agreement is governed by and construed in accordance with the laws of the State of Michigan as if entirely performed there, without regard to the conflicts of law and its related principles.

17.6                        Any notice required or permitted to be given by either party under or in connection with this Agreement, with the exception of notice required under Article 15.2, will be in writing and will be deemed duly given when personally delivered or sent by mail, or by expedited courier service, by cable, or facsimile to the addresses indicated in the SVM Business Information Update Form, unless otherwise agreed to by the parties.

17.7                        All monies or accounts due Manufacturer from GM under this Agreement will be considered net of any indebtedness of Manufacturer to GM, including its subsidiaries, and GM may, at its election, recoup, setoff or deduct any indebtedness of Manufacturer or Manufacturer’s financial institution to GM against any monies or accounts due to Manufacturer from GM.

17.8                        Manufacturer may not assign or delegate this Agreement or any of its obligations under this Agreement without the prior written consent of GM.

17.9                        This Agreement is not enforceable by any third parties and is not intended to convey any rights or benefits to anyone who is not a party to this Agreement.

17.10                 If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term will be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement will remain in full force and effect.

17.11                Manufacturer agrees to keep any information provided by GM pursuant to this Agreement confidential and to only use such information in the creation of End Products and for no other commercial use.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the dates set forth below:

MANUFACTURER NAME:		GENERAL MOTORS LLC
Startrans Bus-Supreme Corporation		Fleet and Commercial Operations

Code(s): 59915

By:	/s/ Mark Weber	By:	/s/ Susan Jagoda

Name:	Mark Weber	Name:	Susan Jagoda

Title:	President CEO	Title:	Manager, Comml. Prod/Specialty Vehicles

Date:	9/13/2013	Date:	9/14/2013

EXHIBIT A

TO

SPECIAL VEHICLE MANUFACTURER CONVERTERS AGREEMENT

BUS

Agreement applies to all models of Vehicles available through General Motors Fleet and Commercial Operations which are shipped under this Agreement.

Vehicles delivered to Manufacturer will be stored at the following locations, and no others:

1	2581 East Kercher Road, Goshen, IN 46528-7556
2
3
4
5

MANUFACTURER NAME:		GENERAL MOTORS LLC
Startrans Bus-Supreme Corporation		Fleet and Commercial Operations

Code(s): 59915

By:	/s/ Mark Weber	By:	/s/ Susan Jagoda

Name:	Mark Weber	Name:	Susan Jagoda

Title:	President CEO	Title:	Manager, Comml. Prod/Specialty Vehicles

Date:	9/13/2013	Date:	9/14/2013

EXHIBIT B

TO

SPECIAL VEHICLE MANUFACTURER CONVERTER AGREEMENT

GM Fleet & Commercial Authorized Logo

Usage limited as stipulated in Article 11